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                     December 7, 2023

       Anne P. Noonan
       President and Chief Executive Officer
       Summit Materials, Inc.
       1801 California Street
       Suite 3500
       Denver, CO 80202

                                                        Re: Summit Materials,
Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            October 19, 2023
                                                            File No. 001-36873

       Dear Anne P. Noonan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Evan Rosen